Exhibit 99.02

Pazoo.com Officially Kicks Off First
National TV Advertising Campaign

 Nationwide TV Commercials and broad base online campaign have just begun

CEDAR KNOLLS, N.J., Aug. 20, 2012 /PRNewswire/ -- Pazoo.com (OTCBB: PZOO) – the #1 online health and wellness social community for people and their pets – launched its first national TV ad campaign which includes three 60-second commercials. The commercials airing now are part of a schedule that will air approximately 70,000 60-second local spots running from now through October.  To view all 3 commercials please click on the following link:
http://ir.stockpr.com/pazoo/videos

With pre-launch awareness created by news and word of mouth, the commercials that have already aired have resulted in a dramatic increase in the traffic to Pazoo.com. This brand awareness has exceeded the expectations of the Pazoo management. David Cunic, CEO, of Pazoo.com, states “Our expectations were high for the effectiveness of this campaign, however, the results from both word-of-mouth and the early spots for our national television advertising campaign have resulted in web traffic that still exceeded our lofty expectations”.

As contemplated, this branding campaign was designed to build awareness and drive traffic to www.pazoo.com, which was launched by PAZOO, INC. earlier this year. Each of the campaign's three commercials highlights a pazoo.com difference for health-conscious consumers who own pets and want to be as healthy as they can be. One spot brands and establishes pazoo.com as the #1 online health and wellness social community for people and pets. Another introduces the site's team of experts in various health and wellness fields who provide simple information consumers can utilize in achieving fuller and richer lives for both themselves and their pets. The third spot showcases one of the site's unique selection of products: Vita-Stim™ Mega Multivitamins & Minerals – the first and only daily adult "multi" with regenerative stem cell nutrition support.

In addition to health and wellness information and nutritional supplements for both people and pets, the site sells a selection of competitively priced, high quality goods, including fitness apparel, equipment, videos and consumables, health and beauty products, gifts, and wellness/safety items. Merchandise is selected by pazoo.com's team of medical, fitness, nutrition and pet care professionals.

The pazoo.com TV advertising is being supported by other branding strategies, including a large-scale digital and social media campaign, as well as grass roots marketing and direct response programs.

About Pazoo, Inc.:
Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and a roster of experts in various health and wellness fields who deliver useful information for achieving a fuller and richer life for both humans and their pets. Pazoo.com is a unique, interactive, e-commerce site where consumers can gain insights into health and wellness for themselves and their animals from leading health & wellness and pet industry experts. The company's team of medical, fitness, nutritional and pet professionals seeks to enhance its customers' wellbeing by offering an expanding selection of high quality merchandise, including nutritional supplements, fitness apparel, equipment, videos and consumables, health and beauty products, gifts, and wellness/safety items.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: investor@pazoo.com

SOURCE Pazoo, Inc.